Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 21, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 4Q & FY’06 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fourth quarter and fiscal year ended February 3, 2007. The Company’s fiscal 2006 was a 53-week year, with an extra week at the end of January; the Company’s fiscal 2005 was a 52-week year ended January 28, 2006.

Fourth quarter results

For the 14-week fourth quarter of 2006, the Company earned $21.0 million or $0.48 per diluted share as compared to net income of $21.1 million or $0.48 per diluted share in 2005. As previously reported, for the 14 weeks ended February 3, 2007, sales increased 7.9 percent to $461.0 million from $427.4 million for the 13 weeks ended January 28, 2006. The extra week in the fourth quarter of 2006 added $19.7 million in sales and increased earnings per share approximately $0.04. Comparable store sales for the 13 weeks ended January 27, 2007 increased 0.9 percent from the 13 weeks ended January 28, 2006.

Gross profit increased to $135.5 million or 29.4 percent of net sales from $125.2 million or 29.3 percent of net sales. The gross profit rate increased slightly due to improved markup, somewhat offset by increased markdowns and equity-based buying costs. Gross profit for this year’s fourth quarter was favorably impacted by $2.1 million pre-tax from better-than-expected shrinkage results and a favorable rent adjustment of $1.5 million. Last year’s fourth quarter gross profit was favorably impacted by $3.4 million pre-tax from better-than-expected shrinkage results and $1.9 million insurance recovery for hurricane losses.

Selling, general and administrative (SG&A) expenses were $108.7 million or 23.6 percent of net sales as compared to $97.6 million or 22.8 percent of net sales during the prior year’s fourth quarter. The SG&A rate was higher due to a lack of leverage on relatively flat sales, and reflected increases in payroll, depreciation, advertising, insurance expenses, and equity-based compensation. Store closing and asset impairment charges of $1.3 million and $1.8 million were recorded in the fourth quarter of 2006 and 2005, respectively.

Fiscal year results

For the 53-week fiscal year 2006, the Company earned $37.1 million or $0.85 per diluted share, as compared to net income of $50.9 million or $1.15 per diluted share in 2005. As previously reported, for the 53 weeks ended February 3, 2007, net sales totaled $1.50 billion, a 1.3 percent increase from the $1.49 billion in net sales for the 52 weeks ended January 28, 2006. As noted above, the extra week added $19.7 million in sales and increased earnings per share approximately $0.04. Comparable store sales for the 52 weeks ended January 27, 2007 declined 1.2 percent from the 52 weeks ended January 28, 2006.

Gross profit was $416.3 million or 27.7 percent of net sales compared to $416.2 million or 28.1 percent of net sales. The gross profit rate declined due to increases in markdowns, occupancy and equity-based buying costs, somewhat offset by improved markup.

Selling, general and administrative (SG&A) expenses were $376.6 million or 25.1 percent of net sales as compared to $353.1 million or 23.8 percent of net sales during the prior year. The SG&A rate was higher due to a lack of leverage on relatively flat sales, and reflected increases in payroll, depreciation, advertising, insurance expenses and equity-based compensation. Store closing and asset impairment charges of $2.4 million and $3.4 million were recorded in 2006 and 2005, respectively.

Other income increased $2.7 million for the fourth quarter and for the year. This increase is from a $1.8 million settlement received from the Visa Check/MasterMoney anti-trust litigation and the revenue from our new credit card program.

“We were disappointed in our inability to grow sales and profitability to our projections in 2006,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “We focused on implementing a number of initiatives designed to make our business more relevant to customers as well as more productive, but in this uncertain retail climate, our ambitious agenda proved to be more challenging than anticipated. We have made substantial progress, and our priority now is to fine-tune our initiatives, attract customers, and provide the fashion apparel and home décor they desire.”

Accomplishments:

•	Installed markdown optimization software

•	Eliminated children’s apparel; added space and inventory to intimate apparel and special sizes, as well as additional categories of ready-to-wear

•	Added key, exclusive vendors in fashion apparel (A Line/Anne Klein, Jones & Co.) to reinforce Stein Mart’s value proposition; expanded proprietary brands (Alan Flusser Golf; Peck & Peck weekend)

•

Partnered with internationally known interior designer/author Nina Campbell for exclusive home décor and linens; the agreement includes personal appearances and a magazine/ design workbook exclusively for Stein Mart customers

•	Introduced new proprietary British-inspired menswear label (T Harris)

•	Unified all shoe departments under DSW Shoes

•	Initiated a co-brand Stein Mart Mastercard® to provide a new level of benefit to our customers, as well as more efficient and targeted communications ability

•	Opened 12 new stores; they generated $28.6 million in sales in 2006. Six stores were closed, for a year-end total of 268 stores

•	Spent $48.8 million to open new stores, upgrade technology and improve/remodel stores

•	Completed the installation of point-of-sale (POS) processing technology to speed transactions in all stores

•	Made the associated structural changes in the cash/wrap and service areas of stores receiving the new POS technology

•	Upgraded paint/décor package in selected stores

•	Paid a special dividend of $1.50 per share to all stockholders; maintained regular $0.25 annual dividend

Plans for 2007

The following initiatives are expected to have strategic prominence in the Company’s operations in 2007:

•	Unveil a new branding message; a new advertising agency (DeVito/Verdi) has been retained to do customer research and develop creative—new ads should appear in Fall ‘07.

•	Continue to integrate/refine markdown optimization software to improve gross margin

•

Plan to open approximately 15-20 new stores—two in the first quarter, with the remainder opening in the third and fourth quarters. Two stores will be relocated and two locations are being considered for closure due to under-performance.

•	Continue to upgrade paint/décor package in selected stores

Guidance

First quarter ‘07 expectations have been somewhat diminished by a weather-impaired February which did not support selling fresh spring product. March will be positively impacted by an earlier Easter and customer response in the first two weeks of the month is encouraging. Management expects March comparable stores sales to increase in the mid-single-digit range and April to be flat to down slightly with less benefit from Easter, resulting in a comparable stores sales increase in the low single digit range for the first quarter of 2007. If those comparable store goals are achieved, they would produce earnings per share between $0.21 and $0.23 for the first quarter of 2007, as compared to $0.17 for the same period last year.

Conference Call with Management

Management will discuss these financial results and the outlook for first quarter 2007 in a conference call today (March 21, 2007) at 10:00 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

Management to present at Merrill Lynch Retailing Leaders Conference

Michael Fisher, president and chief executive officer, and William Moll, executive vice president and chief merchandising officer, will make a presentation at the Merrill Lynch Retailing Leaders Conference in New York City tomorrow (Thursday, March 22, 2007) at 8:45 a.m. ET. A live audio webcast of management’s presentation will be available. To access the audio webcast, log on to the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until the end of the month.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women, men and young children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>> Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	February 3, 2007	January 28, 2006
ASSETS

Current assets:

Cash and cash equivalents	$17,560	$20,200

Short-term investments	10,835	104,935

Trade and other receivables	10,164	11,121

Inventories	290,943	265,788

Prepaid expenses and other current assets	14,531	13,672

Total current assets	344,033	415,716

Property and equipment, net	113,254	87,106

Other assets	23,110	17,023

Total assets	$480,397	$519,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$83,243	$88,408

Accrued liabilities	78,072	80,337

Income taxes payable	7,483	9,892

Total current liabilities	168,798	178,637

Other liabilities	23,427	17,469

Total liabilities	192,225	196,106

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:

Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding

Common Stock - $.01 par value; 100,000,000 shares authorized; 43,736,720 and 43,516,372 shares issued and outstanding, respectively	437	435

Additional paid-in capital	21,803	21,967

Unearned compensation	—	(3,704)

Retained earnings	265,932	305,041

Total stockholders’ equity	288,172	323,739

Total liabilities and stockholders’ equity	$480,397	$519,845

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands except per share amounts)

	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	Year Ended February 3, 2007	Year Ended January 28, 2006

Net sales	$460,990	$427,359	$1,501,296	$1,481,615

Cost of merchandise sold	325,523	302,155	1,084,975	1,065,409

Gross profit	135,467	125,204	416,321	416,206

Selling, general and administrative expenses	108,651	97,572	376,611	353,104

Other income, net	6,843	4,171	18,214	15,477

Income from operations	33,659	31,803	57,924	78,579

Interest income (expense), net	(90)	690	1,006	2,026

Income before income taxes	33,569	32,493	58,930	80,605

Provision for income taxes	12,501	11,438	21,754	29,721

Net income	$21,068	$21,055	$37,176	$50,884

Earnings per share – Basic	$0.49	$0.49	$0.86	$1.18

Earnings per share – Diluted	$0.48	$0.48	$0.85	$1.15

Weighted-average shares outstanding – Basic	43,147	43,374	43,196	43,283

Weighted-average shares outstanding – Diluted	43,789	44,281	43,877	44,388

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Year Ended February 3, 2007	Year Ended January 28, 2006
Cash flows from operating activities:
Net income	$37,176	$50,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,992	20,223
Impairment of property and other assets	649	708
Store closing charges	1,973	2,197
Gain from insurance settlement	—	(639)
Deferred income taxes	(4,536)	(2,114)
Share-based compensation	5,505	880
Tax benefit from equity issuances	794	4,617
Excess tax benefits from share-based compensation	(742)	—
Changes in assets and liabilities:
Trade and other receivables	957	898
Inventories	(25,155)	11,376
Prepaid expenses and other current assets	(859)	(747)
Other assets	(7,783)	(3,804)
Accounts payable	(5,165)	(10,755)
Accrued liabilities	(2,577)	1,297
Income taxes payable	(2,409)	2,544
Other liabilities	8,499	(1,202)

Net cash provided by operating activities	30,319	76,363

Cash flows from investing activities:
Capital expenditures	(48,759)	(34,801)
Purchases of short-term investments	(641,005)	(1,971,320)
Sales of short-term investments	735,105	1,938,860

Net cash provided by (used in) investing activities	45,341	(67,261)

Cash flows from financing activities:
Borrowings under notes payable to banks	166,021	—
Repayments of notes payable to banks	(166,021)	—
Cash dividends paid	(76,285)	(8,187)
Excess tax benefits from share-based compensation	742	—
Proceeds from exercise of stock options	2,171	15,250
Proceeds from employee stock purchase plan	1,160	1,112
Repurchase of common stock	(6,088)	(17,327)

Net cash used in financing activities	(78,300)	(9,152)

Net (decrease) increase in cash and cash equivalents	(2,640)	(50)
Cash and cash equivalents at beginning of year	20,200	20,250

Cash and cash equivalents at end of year	$17,560	$20,200

Supplemental disclosures of cash flow information:
Income taxes paid	$25,009	$25,027
Interest paid	434	—